Jenkens & Gilchrist              AUSTIN,TEXAS
                           A PROFESSIONAL CORPORATION          (512) 499-3800
                                1445 ROSS AVENUE
                                   SUITE 3200                 CHICAGO,ILLINOIS
                               DALLAS, TEXAS 75202             (312)425-3900

                                                               HOUSTON, TEXAS
                                 (214) 855-4500                (713) 951-3300
                            FACSIMILE (214) 855-4300
                                                         LOS ANGELES, CALIFORNIA
                                                             (310) 820-8800
Winston W. Walp II              www.jenkens.com
 (214) 855-4354                                             NEW YORK, NEW YORK
wwalp@jenkens.com                                            (212) 704-6000

                              February 8, 2001              SAN ANTONIO, TEXAS
                                                             (210) 246-5000

                                                             WASHINGTON, D.C.
                                                             (202) 326-1500



                                                                 VIA FAX
ILM II Senior Living, Inc.                                       -------
28 State Street, Suite 1100
Boston, Massachusetts 02109
Attention: J. William Sharman
              Chairman and Chief Executive Officer

         Re:      ILM II/Capital Merger

Gentlemen:

         We are writing this letter on behalf of Capital Senior Living Corporation and Capital Senior Living Acquisition, LLC (collectively, "Capital") in connection with the Amended and Restated Agreement and Plan of Merger among Capital and ILM II Senior Living, Inc. ("ILM II"), as amended by First Amendment thereto dated April 18, 2000 and Second Amendment thereto dated November 28, 2000 (as amended, the "Merger Agreement").

         Representatives of ILM II have recently orally informed Capital about an issue relating to the so-called "built-in gain tax" to which ILM II is subject. This issue is described in the Form 10-K Annual Report of ILM II filed with the Securities and Exchange Commission on January 31, 2001. Footnote 2 to the audited financial statement of ILM II filed as part of its Form 10-K states in pertinent part as follows:

          "Based upon advice from the Company's financial advisors, commencing in 1996, the Company has acted as though it had made an election in its 1996 tax return to allow the Company to avoid a corporate level tax upon its conversion from a C- Corporation to a Real Estate Investment Trust. Because proof of a formal election has not been obtained, the Company is pursuing administrative relief with the Internal Revenue Service to ensure the availability of the benefits of this election. Although the Company believes that it had a legitimate basis to make this election, in part, based upon the advice of its financial advisors, ultimate resolution of this matter is at the discretion of the Internal Revenue Service. If unsuccessful, the Company could be liable for up to $2.7 million of additional penalties and interest."

                               Jenkens & Gilchrist
                           A PROFESSIONAL CORPORATION


ILM II Senior Living, Inc.
February 8, 2001
Page 2



The referenced $2.7 million of additional penalties and interest are in addition to the built in gain tax of "as such $2.3 million" as stated in ILM II's Form 10-K. Furthermore, if the IRS does not grant the relief sought, in the merger with ILM II, Capital would be unable to offset the built in gain tax with approximately $4.2 million of net operating losses that were incurred after the conversion of ILM II Holding, Inc. to REIT status.

         Under Section 7.1(d) of the Merger Agreement, ILM II may terminate the Merger Agreement if the Merger has not been consummated by March 31, 2001. ILM II has on several occasions indicated that it would not extend this March 31, 2001 date. Capital has been actively working on financing to complete the Merger by March 31, 2001 and has obtained a commitment for this financing. Capital has already expended significant funds relating to this financing and is now at a point where Capital must commit to even more significant expenditures in order to complete the financing by March 31, 2001. In addition to these significant expenditures about to be incurred, Capital will be placed at significant risk of liability to parties involved in the financing if the financing is not completed by March 31, 2001.

         Capital is extremely concerned with the tax issue which has now been revealed in ILM II's Form 10-K. As stated in the Form 10-K, successful resolution of this tax issue is subject to the discretion of the Internal Revenue Service ("IRS"). If the IRS does not grant the relief sought, the additional tax liability and inability by Capital to use the net operating losses as an offset would represent a material adverse change which would have a Material Adverse Effect (as defined in the Merger Agreement). In ordinary circumstances, Capital would put its financing on hold and would await the resolution from the IRS of this issue. Capital has been told by the accountants for ILM II that the IRS resolution of this issue may take anywhere from 2 to 4 weeks to 3 months or longer after formal submission to the IRS, which formal submission has not yet been made by ILM II. However, awaiting the IRS resolution would certainly make completion by Capital of its financing by March 31, 2001 impossible. Thus Capital has been put in an untenable position by this tax issue to which ILM II is subject.

         In light of the above circumstances, Capital believes that it has no other choice than to terminate the Merger Agreement. Therefore, Capital hereby notifies ILM II that Capital hereby terminates the Merger Agreement pursuant to
Section 7.1(i)(i) of the Merger Agreement as a result of the occurrence and existence of events, changes, set of circumstances or conditions having or which reasonably could be likely to have a Material Adverse Effect.

                                           Sincerely,

                                           /s/ Winston W. Walp II

                                           Winston W. Walp II

WWW:mc

ILM II Senior Living, Inc.
February 8, 2001
Page 3

cc:      Greenberg Traurig (via fax)
         The Met Life Building
         200 Park Avenue, 15th Floor
         New York, New York 10166
         Attention: Clifford E. Neimeth, Esq.

         Mr. Jeffry R. Dwyer (via fax)
         Mr. James A. Stroud (via fax)
         Mr. Lawrence A. Cohen (via fax)
         David R. Brickman, Esq. (via fax)